Joint Filers’ Signatures

SEG PARTNERS, L.P.

By: SEG Partners Holdings, LLC, its general partner

By: /s/ George S. Loening	Date: December 14, 2015

SEG PARTNERS II, L.P.

By: SEG Partners II Holdings, LLC, its general partner

By: /s/ George S. Loening	Date: December 14, 2015

SEG PARTNERS OFFSHORE MASTER FUND, LTD.

By: /s/ George S. Loening	Date: December 14, 2015

GEORGE S. LOENING

By: /s/ George S. Loening	Date: December 14, 2015